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                                                                   Exhibit 4.7


                                    FORM OF
                         AGREEMENT OF PURCHASE AND SALE

         This Agreement of Purchase and Sale (the "Agreement"), is made and entered into effective as of ______, 1999, by and between Gemini II, Inc., a Delaware corporation (the "Seller"), and __________________ (the "Purchaser"), and sets forth the terms and conditions of the sale and purchase of that certain 13% Secured Promissory Note, in the amount of __________ substantially in the form attached hereto as Exhibit "A" (the "Note"). For purposes of this Agreement, the term "Seller" is defined to mean Gemini II, Inc. and each of its subsidiaries.

         WHEREAS, the Seller desires to issue and sell to the Purchaser, and the Purchaser desires to purchase and accept from the Seller, the Note on the terms and subject to the conditions set forth herein, the obligations of the Seller are secured by that certain Security Agreement dated the date hereof by and between the Seller and the Purchaser attached as Exhibit "B" (the "Security Agreement");

         WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Note contemplated hereby;

         WHEREAS, the Seller desires to sell to the Purchaser______ warrants (the "Warrants") to purchase shares of Seller's common stock, par value $.0001 per share (the "Common Stock") on the date hereof, which shall have the terms and be subject to the conditions set forth in the Warrants to Purchase Common Stock of Gemini II, Inc. dated the date hereof (the "Warrants Agreement") in the form attached hereto as Exhibit "C";

         WHEREAS, the Seller desires to grant to the Purchaser certain registration rights in respect to the shares of Seller's Common Stock that may be acquired on the exercise of the Warrants, which registration rights shall have the terms and be subject to the conditions set forth in the Registration Rights Agreement dated the date hereof in the form attached hereto as Exhibit "D" (the "Registration Rights Agreement"; this Agreement, the Note, the Security Agreement, the Warrants Agreement, the Registration Rights Agreement and the Intercreditor Agreement dated the date hereof are collectively referred to as the "Transaction Documents");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein, the parties agree as follows:

                                    ARTICLE I

                                Purchase and Sale

         I.1 PURCHASE AND SALE OF THE NOTES AND THE WARRANTS. Subject to the terms of this Agreement, the Seller agrees to and does hereby issue, sell and deliver the Note and the Warrants to the Purchaser at the Closing (as defined herein), and Purchaser agrees to and does hereby purchase and accept the Note and the Warrants from the Seller on such dates.

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         I.2 CONSIDERATION FOR PURCHASE OF THE NOTE. Subject to the terms of this Agreement, the Purchaser hereby agrees to pay to the Seller at Closing, by check or wire transfer to the account of the Seller, the amount set forth in the Note, as the consideration for the purchase of the Note (the "Note Consideration").

                                   ARTICLE II

                    Representations and Warranties of Seller

         Seller represents and warrants to the Purchaser as follows:

         II.1 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of Seller's properties, owned or leased, or the nature of its activities makes such qualification or license necessary.

         II.2 AUTHORITY; NO DEFAULTS. Seller has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. The Transaction Documents have been executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The individuals executing the Transaction Documents on behalf of the Seller have the power to execute, deliver and perform the Transaction Documents. The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which, with notice or lapse of time or both, would constitute a default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of Seller is subject or by which Seller is bound, the effect of which would be adverse to Seller. Seller is not, nor is it alleged to be, in violation or default of any applicable law, statute, order, decree, rule or regulation promulgated or judgment, writ, injunction entered by any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), relating to or affecting the operation, conduct or ownership of the property or business of Seller.

         II.3 APPROVALS. There is no legal impediment to the execution and delivery of the Transaction Documents by Seller or to the consummation of the transactions contemplated thereby, and no filing or registration with, or authorization, consent or approval of, a Governmental Entity,

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shareholders or any other third party is necessary for the consummation by
Seller of the transactions contemplated thereby.

         II.4 FINANCIAL STATEMENTS. Seller has provided to the Purchaser a true, complete and correct copy of Seller's unaudited income statement and balance sheet for the fiscal year ended December 31, 1998. The financial statements of Seller comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, for the absence of footnotes and nominal year-end audit adjustments and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Since December 31, 1998,
(i) there have been no material adverse changes in the Seller's business, operations or financial condition and (ii) Seller's operations have been conducted in the ordinary course of business except as disclosed in writing to the Purchaser.

         II.5 LITIGATION. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Seller, threatened against or affecting Seller (or any of its respective officers or directors in connection with the business of Seller), nor is there any outstanding judgment, order, writ, injunction or decree against Seller, which judgment would have a material adverse effect on Seller. Seller is not subject to any court order, writ, injunction, decree, settlement agreement or judgment that contains or orders any on-going obligations, whether prohibitory or mandatory in nature, the performance of which would have a material adverse effect on Seller.

         II.6 CAPITALIZATION. Seller has authorized capital stock of (a) 25,000,000 shares of Common Stock of which, as of March 1, 1999, there are 2,112,505 shares issued and outstanding, and (b) 1,000 shares of preferred stock, par value $.0001 per share, ("Preferred Stock"), of which, as of March 1, 1999, none are issued and outstanding. All of the issued and outstanding shares of Common Stock were duly and validly issued and are fully paid and non-assessable. None of the outstanding shares of Common Stock have been issued in violation of any preemptive rights of the current or past stockholders of Seller. As of the date hereof, the Seller has reserved for issuance (i) an aggregate of 0 shares of Common Stock issuable on issuance of stock options to employees, officers, directors and other persons, and (ii) an aggregate of 258,662 shares of Common Stock issuable on exercise of convertible securities other than those listed in (i) above. Except for the shares issuable as disclosed above and shares that (i) may be issued in connection with completed or pending acquisitions that have been disclosed to the Purchaser, (ii) up to 1,032,205 shares issuable upon exercise of options to be issued to certain officers and directors in connection with the Initial Public Offering (as defined hereinafter), (iii) up to 184,000 shares issuable upon exercise of warrants to be issued to the underwriters in connection with the Initial Public Offering, and (iv) up to 40,000 shares issuable upon exercise of warrants to be issued to Halcyon Investment Company in connection with a $200,000 bridge loan to be entered into simultaneously herewith, there are no outstanding options, warrants or rights to subscribe for, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Seller or contracts, commitments, understandings or arrangements by which Seller is or may be

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obligated to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the Common Stock issued on the exercise of the Warrants will be fully paid, non-assessable and free and clear of any preemptive rights and Encumbrances. As used in this Agreement, the term "Encumbrance" means and includes (i) any security interest, mortgage, deed of trust, lien, charge, pledge, proxy, adverse claim, equity, power of attorney, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, other than restrictions imposed by the Securities Act or any state blue sky laws, and (ii) any Uniform Commercial Code financing statement or other public filing, notice or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (i) that has not been terminated or released by another proper public filing, notice or record.

         II.7 SUBSIDIARIES.  Seller has no subsidiaries.

         II.8 LIABILITIES. Seller has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that have a material adverse effect on the value or business of Seller, and Seller has no knowledge of any potential liability that it reasonably believes would likely result in a material adverse effect on the value or business of the Seller, other than those (a) reflected or reserved against in the unaudited consolidated balance sheet of Seller at December 31, 1998 or (b) incurred in the ordinary course of business since December 31, 1998.

         II.9 LICENSES, PERMITS, AUTHORIZATIONS, ETC. Seller holds all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent, license, order, franchise, right, registration or permit.

         II.10 TITLE TO ASSETS; ENCUMBRANCES.

                  II.10.1 Seller has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except
(i) liens for current taxes and assessments not yet due or being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained, (ii) mechanic's liens arising under the operation of law for actions contested in good faith with due diligence or for which payment arrangements have been made, (iii) liens granted or incurred by Seller in the ordinary course of its business or financing of equipment, office space, furniture and computers in the ordinary course of its business, and (iv) easements, rights of way, encroachments or other reductions or matters affecting title which do not prevent the assets from being used for the purpose for which they are currently being used;

                  II.10.2 There are no parties in possession of any of the assets of Seller other than personal property held by third parties in the reasonable and ordinary course of business. Seller enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. Seller enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and

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each such lease is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         II.11 TAXES AND RETURNS. Seller has filed all required tax returns and reports. Seller has paid all taxes, assessments and governmental charges and penalties which it has incurred, except such as are being or may be contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained. Seller is not delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted, or assessed against Seller, and no requests for waivers of the time to assess any such tax are pending. For the purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any kind or nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         II.12 INSURANCE. Each policy of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance (except group, health and life policies) and each bond issued or posted by any person with respect to any operations or other activities of Seller is, to the best of Seller's knowledge, the legal, valid and binding obligation of the insurer or bond issuer, enforceable in accordance with its terms, and is in an amount and provides for coverage as is customary in the ordinary business practices of Seller's industry.

         II.13 HAZARDOUS WASTES AND SUBSTANCES. To the best of Seller's knowledge after reasonable investigation, neither the operations of Seller nor the use of its assets violates any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 ET SEQ.), as amended from time to time on or before the Closing Date ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and such regulations promulgated under CERCLA on or before the Closing Date, (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 ET SEQ.), as amended from time to time ("RCRA") on or before the Closing Date, and such regulations promulgated under RCRA, (iii) any applicable federal, state or local laws or regulations relating to the environment in effect on the Closing Date (collectively, the "Applicable Environmental Laws"). To the best of Seller's knowledge after reasonable investigation, none of the operations of Seller has ever been conducted nor have any of its assets been used in such a manner as to constitute a violation of any of the Applicable Environmental Laws. To the best of Seller's knowledge after reasonable investigation, no notice has been served on Seller by any person or Governmental Entity regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law or regarding the designation of Seller or any of its affiliates as a potentially responsible party for any facility under the Applicable Environmental Laws, nor, to the best of Seller's knowledge after reasonable investigation, does any fact or circumstance exist which, if disclosed publicly, would be reasonably

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likely to result in the service on Seller of any such notice. To the best of
Seller's knowledge after reasonable investigation, there has been no action taken, or omitted to be taken by Seller which has caused, or would be reasonably likely to cause, a "release" of any "hazardous substance" at any "facility", without limitation, within the meaning of such terms as defined in the Applicable Environmental Laws.

         II.14 ADDITIONAL SECURITY. As a condition precedent to and prior to the closing of the acquisition of each of InfoHighway International, Inc., ARC Networks Inc., AXCES, Inc. and any other subsidiary or entity acquired by Seller (the "Acquisitions"), Seller shall require each of the Acquisitions to pledge and grant a security interest in and to all of its assets in favor of the Purchaser as additional collateral security for the Note, and to execute and deliver UCC-1 financing statements, a security agreement evidencing such grant of a security interest in and to all of its assets and pledge all of its assets in substantially the same form as the Security Agreement attached hereto (except that such security interest shall be subject to existing liens on each of the Acquisitions as of the date of the acquisition), a secured guaranty and any and all other documents required by Purchaser in form and substance acceptable to Purchaser in its sole and absolute discretion.

                                   ARTICLE III

                   Representations and Warranties of Purchaser

         Purchaser represents and warrants to the Seller as follows:

         III.1 ORGANIZATION, STANDING AND QUALIFICATION. To the extent the Purchaser is not an individual, Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

         III.2 AUTHORITY; NO DEFAULTS. Purchaser has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or partnership action on the part of Purchaser.

         III.3 INVESTMENT REPRESENTATIONS. The Note, Warrants and the Common Stock issuable on exercise of the Warrants are being acquired for Purchaser's own account and not with a view to public distribution and Purchaser acknowledges that the purchase and sale of the Note and Warrants is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act. Purchaser is an accredited investor within the meaning of Rule 501 under the Securities Act. Purchaser acknowledges that the Note, Warrants and Common Stock issuable on exercise of the Warrants pursuant hereto have not been registered under the Act and therefore cannot be sold or transferred unless either it is subsequently registered under the Act (as well as under any applicable state securities laws) or an exemption from such registration is available. The Note, Warrants and Common Stock issuable on exercise of the Warrants will be "restricted securities" under Rule 144 promulgated under the Act and, unless and until registered under the Act, the Note,

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Warrants and such Common Stock may be subject to limitations on resale set forth in Rule 144 or in administrative interpretations of the Securities Act by the SEC or in other rules and regulations in effect at the time of the proposed sale or other disposition of the Note, Warrants and Common Stock.

         III.4 USE OF PROCEEDS. Purchaser understands and acknowledges that the Note Consideration shall be used (i) to fund the Seller's expenses related to the Initial Public Offering (as hereinafter defined) and the Acquisitions, including general working capital needs, salaries, travel and lodging, (ii) to fund certain loans to ARC Networks, Inc. and/or AXCES, Inc. and/or InfoHighway International, Inc., and (iii) to fund the repayment of up to $150,000 of prior bridge loans made to the Seller in connection with the Initial Public Offering.

         III.5 INITIAL PUBLIC OFFERING. Purchaser understands and acknowledges that the Seller is planning an initial public offering of its Common Stock during 1999 through an underwriter ("Initial Public Offering"). Purchaser recognizes that its investment in the Note and Warrants and the Common Stock issuable upon exercise of the Warrants involves substantial risks, including the loss of the entire amount of Purchaser's investment. Further, Purchaser has carefully read and considered the matters set forth in the disclosure documents provided to it by the Seller, and has taken full cognizance of and understands all of the risks related to the purchase of the Note, Warrants and the Common Stock issuable upon exercise of the Warrants. Purchaser understands and acknowledges that the Seller may not be successful in completing the Initial Public Offering, and that it is likely that Purchaser's entire investment will likely be lost if the Seller is not successful in completing the Initial Public Offering.

                                   ARTICLE IV

                                   The Closing

         IV.1 TIME AND PLACE. The closing of the purchase and sale of the Note and the Warrants (the "Closing") will take place on _______, 1999 (the "Closing Date"), at the offices of the Seller, 700 Gemini, Houston, Texas 77058, unless another place is agreed to by the parties.

         IV.2 CONDITIONS TO THE OBLIGATION OF SELLER. The obligation of Seller to effect the Closing is subject to the Purchaser delivering, or causing to be delivered, to Seller at the Closing the Note Consideration.

         IV.3 CONDITIONS TO THE OBLIGATION OF PURCHASER. The obligation of Purchaser to effect the Closing is subject to Seller delivering, or causing to be delivered, to Purchaser at the Closing the following documents:

                  IV.3.1 copies, certified by the Secretary of State of the State of Delaware, of the Certificate of Incorporation of Seller and all amendments thereto;

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                  IV.3.2 copies, certified by the Secretary of Seller as of the
Closing Date, of the bylaws of Seller and all amendments thereto;

                  IV.3.3 copies, certified by a certificate of the Secretary of Seller as of the Closing Date, of resolutions duly adopted by the board of directors of Seller, authorizing the execution and delivery by Seller of the Transaction Documents and all other agreements or other documents contemplated thereby, the completion of the sale of the Note and Warrants and the taking of all such other corporate action as shall have been required as a condition to, or in connection with, the sale of the Note and Warrants;

                  IV.3.4 the Note;

                  IV.3.5 the Security Agreement and any related financing statements;

                  IV.3.6 the Warrants Agreement;

                  IV.3.7 the Registration Rights Agreement;

                  IV.3.8 this Agreement; and

                  IV.3.9 a certificate of an Officer of the Company to the effect that the representations and warranties of Seller herein contained shall be true as of and at the Closing Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; and further to the effect that Seller shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it before the Closing Date.

                                    ARTICLE V

                               General Provisions

         V.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing for a period of one year.

V.2 NOTICES. Any notice or communication required or permitted under this Agreement must be given as prescribed in the Note.

V.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, AS APPLICABLE, THE LAWS OF THE UNITED STATES OF AMERICA. SELLER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK OR, AT THE SOLE OPTION OF THE PURCHASER, IN ANY OTHER COURT IN WHICH THE PURCHASER SHALL INITIATE

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LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER
THE MATTER IN CONTROVERSY. SELLER WAIVES ANY OBJECTION OF FORUM NON CONVENIENCE AND VENUE. SELLER AND PURCHASER HEREBY WAIVE THE RIGHT TO TRIAL
BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         V.4 MISCELLANEOUS. This Agreement and the other Transaction Documents
(i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York and (iv) may be executed in counterparts which when read together shall constitute a single agreement.

         V.5 PUBLICITY. Seller and Purchaser promptly shall advise and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release with respect to this Agreement or the explicit transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of the Purchaser, neither Seller nor any of its directors, officers, employees or agents shall issue any press release which includes the name of the Purchaser or any of the Purchaser's affiliates.

         V.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

         V.7 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

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         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

                                        SELLER:

                                        Gemini II, Inc.

                                        By:
                                            --------------------------------
                                        PRINT NAME:
                                        PRINT TITLE:


                                        PURCHASER:

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